CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated April 26, 2017, relating to the financial statements and financial highlights, which appear in the February 28, 2017 Annual Reports on Form N-CSR of JPMorgan Tax Aware High Income Fund, JPMorgan Tax Aware Income Opportunities Fund, JPMorgan Managed Income Fund, JPMorgan California Tax Free Bond Fund, JPMorgan Intermediate Tax Free Bond Fund, JPMorgan New York Tax Free Bond Fund, and JPMorgan SmartAllocation Income Fund, (each a separate series of JPMorgan Trust I). We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

June 29, 2017